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                                                                    EXHIBIT 10.3


                                MIDWAY GAMES INC.
                             2704 WEST ROSCOE STREET
                                CHICAGO, IL 60618


                                  June 29, 2004


Mr. Neil D. Nicastro
999 North Sheridan Road
Lake Forest, IL 60045

Dear Mr. Nicastro:

         Reference is made to the Severance Agreement between Midway Games Inc. and you dated May 6, 2003 (the "Severance Agreement"). Capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to such terms in the Severance Agreement.

         The Severance Agreement is hereby amended, effective June 9, 2004, to delete Section 9 thereof in its entirety and to add a new Section 9 which reads as follows:

                  "9. OPTIONS. The parties acknowledge that there are no options to be purchased by Midway pursuant to Section 9(b) of the Employment Agreement and that all Midway options held by Nicastro ("Nicastro Stock Options") shall remain in effect in accordance with their terms. If Nicastro is no longer a member of Midway's Board of Directors while any Nicastro Stock Options remain outstanding (the date of such occurrence being hereafter referred to as the "Director Termination Date"), all such outstanding Nicastro Stock Options that are out-of-the-money on the Director Termination Date shall, without further action on the part of Midway or Nicastro, be modified, effective on the date preceding the Director Termination Date, as follows: (i) all unvested out-of-the-money Nicastro Stock Options shall become vested on the Director Termination Date, and (ii) the period during which any out-of-the-money Nicastro Stock Option may be exercised shall continue from the Director Termination Date until the original expiration date of such option. For example, if a ten year option had been granted to Nicastro on February 12, 2000, the original expiration date of such option would be February 12, 2010. All Nicastro Stock Options that are not out-of-the-money shall not be modified. An out-of-the-money stock

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                  option shall be any Nicastro Stock Option with respect to
                  which the option exercise price is equal to or greater than the closing price of Midway Common Stock on the New York Stock Exchange on the Director Termination Date."

         As additional consideration for your agreement to the foregoing, Midway is immediately paying to you the amount of $277,235.

         Midway confirms that all provisions of your Employment Agreement relating to your obligations not to compete with Midway or not to solicit employees of Midway, including Section 8(a) of your Employment Agreement, have expired and you have no obligations thereunder.

         It is understood that you will have no obligation to serve Midway as a consultant or advisor after the Director Termination Date.

         In all other respects, the Severance Agreement shall remain in full force and effect.

         If the foregoing correctly sets forth your understanding, please sign this letter in the place provided below.

                                                Very truly yours,

                                                MIDWAY GAMES INC.


                                                By: /s/ DAVID F. ZUCKER
                                                    -----------------------
                                                     Name:  David F. Zucker
                                                     Title: President

Accepted and Agreed to:


/s/ NEIL D. NICASTRO
--------------------
Neil D. Nicastro